Exhibit 99.3

PacifiCorp Code of Ethics for Principal Officers

PacifiCorp’s policy for ethical behavior is set forth in its Guide to Business Conduct, and can be summarized as follows:

PacifiCorp’s policy is not only to comply with the spirit and letter of all laws, rules and regulations that apply wherever we do business, but also to endeavor to abide by the highest principles of ethical standards and integrity.

While this standard applies to all PacifiCorp employees, including officers, the principal officers of the company are also required to adopt and abide by a more specific Code of Ethics pursuant to the Sarbanes-Oxley Act of 2002 and related SEC rules. This Code provides principles to which principal officers are expected to adhere and advocate. Principal Officers are expected to abide by this Code as well as any other applicable company policies or guidelines, including those in the Guide, relating to the areas covered by this Code.

Applicability: The Code of Ethics for Principal Officers set forth below applies to the company’s principal executive officer (CEO), principal financial officer (CFO), principal accounting officer or controller, or persons performing similar functions, together with all business unit controllers or finance heads, and all officers of the company responsible for business operations reported in the company’s SEC filings (collectively, the “Principal Officers”).

Disciplinary Measures for Ethical Breaches: The company fully expects that its Principal Officers will abide by this Code. However, alleged violations of the Code will be thoroughly investigated and if necessary, appropriate steps will be taken to protect the interests of the company and its securities holders. Violations of this Code may result in disciplinary action, up to and including termination.

Effective immediately upon approval by
the Board of Directors of PacifiCorp on: April 17, 2003

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Code of Ethics for Principal Officers

The Principal Officers are required to adhere to the ethical principles set forth in the Guide, and to the following standards:

The Principal Officers will:

1)

Conduct their duties for the company in an honest and ethical manner, including ethical handling of actual or apparent conflicts of interest between such officer’s corporate responsibilities and any personal or professional relationships;

2)

Avoid conflicts of interest, and will disclose to the Office of General Counsel (or another appropriate Company official, including the full Board, if valid reasons exist for not reporting to the General Counsel) any transaction or relationship that reasonably could be expected to give rise to such a conflict;

3)

Endeavor to ensure that full, fair, accurate, timely and understandable disclosure regarding the company is made in reports and documents which the company files with, or submits to, the SEC, and in other public communications made by the company;

4)

Endeavor to ensure compliance by the Company with all applicable governmental laws, rules and regulations;

5)

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

6)

Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose, and will not use confidential information acquired in the course of their work for personal advantage;

7)

Promptly report violations of this Code to the Office of the General Counsel (or another appropriate company official, including the full Board, if valid reasons exist for not reporting to the General Counsel); and

8)

Be accountable for adherence to this Code of Ethics for Principal Officers.

“Principal Officer” means PacifiCorp’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, together with all officers of the company responsible for business operations reported in the company’s SEC filings.

Waivers or Changes to Code: Any changes to, or waivers of, this Code of Ethics for Principal Officers will be reported to the SEC as required by federal or state laws and regulations, or other regulatory requirements.

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